CLEARLIGHT BIOTECHNOLOGIES, INC.

Common Stock Subscription Agreement dated as of November  , 2021

Recitals

Whereas, ClearLight Biotechnologies, Inc., a Delaware corporation (the "Corporation"), is offering for purchase to a limited number of qualified investors up to an aggregate of $240,000 (the "Maximum Amount") in shares of common stock of the Corporation (the "Shares" or the "Common Stock Subscriber Shares") for $12.00 per share (the "Offering") and the Shares are being offered on a "best efforts, no minimum" basis to a limited number of accredited investors residing in California, Colorado, Florida, Michigan, Nevada, New York and Texas under Tier 1 of Regulation A of the Securities Act of 1933, as amended (the "1933 Act"), an exemption from registration for public offerings, which permits for offerings of up to $20 million in a 12-month period; and

Whereas, a Form 1-A Regulation A Offering Statement under was filed with the United States Securities Exchange Commission (the "SEC") on November  , 2021, containing the Offering Circular dated  November  , 2021 (the "Offering Circular") provided to Subscriber (defined below); and

Whereas, this Common Stock Subscription Agreement (the "Agreement"), is entered into by and between the Corporation and the individual or entity ("Subscriber") whose name appears on the Agreement's signature page, for the purchase of shares of common stock, $.0001 par value per share, of the Corporation (the "Common Stock") in the amount set forth below the Subscriber's name (the "Common Stock Subscriber Shares"); and

Whereas, Subscriber desires to purchase the Common Stock Subscriber Shares and the Corporation desires to issue and sell such Common Stock Subscriber Shares to Subscriber on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and sale of shares.

1.1 Authorization of the Common Stock Subscriber Shares and the Common Stock. The Corporation has authorized the sale and issuance of the Common Stock Subscriber Shares and the Common Stock offered under the Offering.

1.2 Purchase of the Common Stock Subscriber Shares. Subscriber hereby agrees to purchase from the Corporation the Common Stock Subscriber Shares for $12.00 per share of Common Stock. Subscriber shall pay the full amount of the purchase price for the Common Stock Subscriber Shares by wire transfer made payable to the order of the Corporation, on or before [insert date] (the "Closing"). Subscriber understands that the Corporation's common stock is available for purchase by only "Accredited Investors"as such term is defined in Rule 501 of Regulation D under the 1933 Act. The Corporation is entitled to rely on Subscriber's representations in that regard, set forth below in Section 2.2.5.

1.3 Delivery. The Corporation does not issue certificated shares of common stock and instead maintains a stock ledger of all issuances.  At the Closing, the Corporation will deliver to Subscriber a stock ledger, listing all holders of Common Stock of the Corporation.

1.4 Legends.  The offering and sale of the Common Stock Subscriber Shares will not be registered, and any book-entry statements evidencing the Common Stock Subscriber Shares may bear the following legend (or substantially similar legend) and such other legends as may be required by applicable Laws (as set forth in Exhibit A hereto), or under the Corporation's organizational documents:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR UNLESS SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS."

2. Representations and warranties of the subscriber.

2.1 Requisite Power and Authority. Subscriber has all necessary power and authority under all applicable provisions of law to execute and deliver the Agreement and to carry out its provisions. All action on Subscriber's part required for the lawful execution and delivery of the Agreement have been taken prior to the Closing (as applicable to Subscriber). Upon execution and delivery, the Agreement will be a valid and binding obligation of Subscriber, enforceable in accordance with its terms.

2.2 Investment Representations. Subscriber understands that the Common Stock has not been registered under the Securities Act. Subscriber also understands that the Common Stock Subscriber Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon Subscriber's representations contained in the Agreement. Subscriber hereby represents and warrants as follows:

2.2.1 Acquisition Entirely for Own Account. Subscriber is acquiring the Common Stock Subscriber Shares for Subscriber's own account for investment only, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing the Agreement, the Subscriber further represents that the Subscriber does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Common Stock Subscriber Shares.

2.2.2 Disclosure of Information. Subscriber has received all the information it considers necessary or appropriate for deciding whether to purchase the Common Stock Subscriber Shares.  Subscriber has reviewed the Offering Circular, and has had the opportunity to review other reports, schedules, forms, statements and other documents filed by the Corporation with the SEC.  Subscriber confirms and acknowledges that the Offering is a "best efforts, no minimum" Offering, that the Corporation need not raise any certain level of funding, and that the Corporation will not return any of the Subscriber's investment herein, assuming the subscription is accepted by the Corporation.  Subscriber further represents that it has had an opportunity to discuss the Corporation's business, management, and financial affairs with the Corporation, and to ask questions and receive answers from the Corporation regarding the terms and conditions of the Offering.

2.2.3 Subscriber Can Protect Its Interest and Bear Economic Risk. Subscriber has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Corporation and has the capacity to protect its own interest in connection with the transactions contemplated in the Agreement. Subscriber understands that it must bear the economic risk of this investment indefinitely unless the Common Stock is registered pursuant to the 1933 Act, or an exemption from registration is available. Subscriber understands that the Corporation has no present intention of registering any of its Common Stock, including the Common Stock Subscriber Shares sold hereunder. Subscriber also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Subscriber to transfer all or any portion of the Common Stock Subscriber Shares under the circumstances, in the amounts or at the times Subscriber might propose. Further, Subscriber is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement. Subscriber also represents it has not been organized for the purpose of acquiring the Common Stock Subscriber Shares.

2.2.4 Restricted Securities. Subscriber understands that the Common Stock Subscriber Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Common Stock Subscriber Shares, or an available exemption from registration under the Act, the Common Stock Subscriber Shares must be held indefinitely. In particular, Subscriber is aware of the provisions of Rule 144 promulgated under the Securities Act requiring that the Common Stock Subscriber Shares, may not be sold pursuant to Rule 144 unless all of the conditions of such rule are met. Among the conditions for use of Rule 144 may be the availability of certain current information to the public about the Corporation. Such information is not now available, and the Corporation has no present plans to make such information available.

2.2.5 Accredited Investor. Subscriber is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act, as amended and published in the Federal Register on October 9, 2020, to wit:

"§230.501 Definitions and terms used in Regulation D.

As used in Regulation D (§230.500 et seq. of this chapter), the following terms shall have the meaning indicated:

(a) Accredited investor. Accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1) Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5) Any natural person whose individual net worth, or joint net worth with that person's spouse or spousal equivalent, exceeds $1,000,000;

(i) Except as provided in paragraph (a)(5)(ii) of this section, for purposes of calculating net worth under this paragraph (a)(5):

(A) The person's primary residence shall not be included as an asset;

(B) Indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C) Indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

(ii) Paragraph (a)(5)(i) of this section will not apply to any calculation of a person's net worth made in connection with a purchase of securities in accordance with a right to purchase such securities, provided that:

(A) Such right was held by the person on July 20, 2010;

(B) The person qualified as an accredited investor on the basis of net worth at the time the person acquired such right; and

(C) The person held securities of the same issuer, other than such right, on July 20, 2010.

Note 1 to paragraph (a)(5): For the purposes of calculating joint net worth in this paragraph (a)(5): Joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard of this paragraph (a)(5) does not require that the securities be purchased jointly.

(6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in §230.506(b)(2)(ii);

(8) Any entity in which all of the equity owners are accredited investors;

Note 1 to paragraph (a)(8): It is permissible to look through various forms of equity ownership to natural persons in determining the accredited investor status of entities under this paragraph (a)(8). If those natural persons are themselves accredited investors, and if all other equity owners of the entity seeking accredited investor status are accredited investors, then this paragraph (a)(8) may be available.

(9) Any entity, of a type not listed in paragraph (a)(1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

Note 1 to paragraph (a)(9): For the purposes this paragraph (a)(9), "investments" is defined in rule 2a51-1(b) under the Investment Company Act of 1940 (17 CFR 270.2a51-1(b)).

(10) Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph (a)(10), the Commission will consider, among others, the following attributes:

(i) The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;

(ii) The examination or series of examinations is designed to reliably and validly demonstrate an individual's comprehension and sophistication in the areas of securities and investing;

(iii) Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and

(iv) An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;

Note 1 to paragraph (a)(10): The Commission will designate professional certifications or designations or credentials for purposes of this paragraph (a)(10), by order, after notice and an opportunity for public comment. The professional certifications or designations or credentials currently recognized by the Commission as satisfying the above criteria will be posted on the Commission's website.

(11) Any natural person who is a "knowledgeable employee," as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

(12) Any "family office," as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1):

(i) With assets under management in excess of $5,000,000,

(ii) That is not formed for the specific purpose of acquiring the securities offered, and

(iii) Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and

(13) Any "family client," as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii).c…"

2.2.6 Subscriber's Counsel. Subscriber acknowledges that it has had the opportunity to review the Agreement, with its own legal counsel. Subscriber is relying solely on such counsel and not on any statements or representations of the Corporation or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreement. Subscriber further acknowledges that the Agreement has been prepared on behalf of the Corporation by Karen Muller, J.D., counsel to the Corporation, and that Ms. Muller does not represent, and is not acting on behalf of, Subscriber.

2.2.7 Tax Advisors. Subscriber has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreement. With respect to such matters, Subscriber relies solely on such advisors and not on any statements or representations of the Corporation or any of its agents, written or oral. Subscriber understands that it (and not the Corporation) shall be responsible for its own tax liability that may arise as a result of this investment, or the transactions contemplated by the Agreement.

3. Representations and warranties of the corporation.

3.1 Organization and Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authorization. The execution, delivery and performance of the Agreement by the Corporation has been duly authorized by all requisite action and the Agreement constitutes a legal, valid and binding obligation of the Corporation enforceable in accordance with its terms.

3.3 Compliance. The Corporation is not in violation or default in any material respect of the provisions of its Certificate of Incorporation or its Bylaws. The execution, delivery, and performance of and compliance with the Agreement and the issuance and sale of the Common Stock Subscriber Shares pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation or imposition of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Corporation.

3.4 Common Stock Subscriber Shares. When issued in compliance with the provisions of the Agreement, the Common Stock Subscriber Shares will be validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances; provided, however, that the Common Stock Subscriber Shares may be subject to restrictions to transfer and under state and/or federal securities laws.

3.5 Litigation. There is no action, suit, proceeding or investigation pending or to the Corporation's knowledge currently threatened against the Corporation that questions the validity of the Agreement or the right of the Corporation to enter into the Agreement, or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or business of the Corporation, financially or otherwise, nor is the Corporation aware that there is any basis for the foregoing. The Corporation is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.6 Capitalization. The authorized capital stock of the Corporation currently consists of 3,000,000 shares of capital stock, of which 2,000,000 shares are designated as Common Stock, par value $.0001 per share, and 1,000,000 shares are undesignated Preferred Stock, par value $.0001 per share.  1,334,331  shares of Common Stock were issued and outstanding as November  15, 2021 and are issued and outstanding immediately prior to the Offering. All issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

3.7 Offering Valid. Assuming the accuracy of the representations and warranties of the Subscriber contained in Section 2 hereof and by other purchasers in the Offering under similar agreements to the Agreement, the offer, sale, and issuance of the Common Stock Subscriber Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Corporation nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Common Stock Subscriber Shares to any person or persons so as to bring the sale of such Common Stock Subscriber Shares by the Corporation within the registration provisions of the Securities Act.

3.8 Subsidiaries. The Corporation does not own or control any equity security or other interest of any other corporation, limited partnership, or other business entity. The Corporation is not a participant in any joint venture, partnership, or similar arrangement.

3.9 Compliance with Laws; Permits. To its knowledge, the Corporation is not in violation of any applicable statute, rule, regulation, order, or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations, or prospects of the Corporation.    No governmental orders, permissions, consents, approvals, or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of the Agreement and the issuance of the Common Stock Subscriber Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing (applicable to Subscriber), as will be filed in a timely manner.

4. Miscellaneous.

4.1 Survival of Warranties. The warranties and representations of the Corporation and Subscriber made herein shall survive the execution and delivery of the Agreement and the closing of the transaction contemplated hereby for a period of one year following the date of the Closing and shall in no way be affected by any investigation or lack of investigation of the subject matter thereof made by or on behalf of e Subscriber or the Corporation.

4.2 Successors and Assigns. The terms and conditions of the Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Common Stock Subscriber Shares from time to time.

4.3 Governing Law. The Agreement shall be governed in all respects by the laws of the State of Delaware.

4.4 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.5 Entire Agreement. The Agreement and the exhibit(s) thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants, and agreements except as specifically set forth herein and therein.    Except in the case of intentional breach or actual fraud, the sole and exclusive remedies for any breach of the terms and provisions of the Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into the Agreement) or any claim or cause of action otherwise arising out of or related to the purchase of the Common Stock Subscriber Shares, shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of the Agreement); and the parties hereby agree that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in the Agreement, unless otherwise mandated by state or federal securities laws. Nothing in the Agreement shall be construed to limit any remedy available to Subscriber or the Corporation at law or in equity for any intentional breach of the Agreement or actual fraud by the other party.

4.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Corporation at the address as set forth on the Subscription Agreement Signature Page hereof and in the case of Subscriber, at the address set forth below Subscriber's signature on the last page of the Agreement, or at such other address as such party may designate by ten (10) days' advance written notice to the other party.

4.7 Finder's Fee. Subscriber agrees to indemnify and to hold harmless the Corporation from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which Subscriber or any of its officers, partners, or representatives is responsible. The Corporation agrees to indemnify and hold harmless Subscriber from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Corporation is responsible.

4.8 Expenses. Irrespective of whether any Closing occurs, each party shall pay its own costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

4.9 Severability. If one or more provisions of the Agreement are held to be unenforceable under applicable law, such provision shall be excluded from the Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.10 Amendments and Waivers. The Agreement may be amended or modified and the obligations and rights of the Corporation and Subscriber pursuant hereto may be waived only upon the written consent of the Corporation and holders of a majority of the Common Stock issued under all of the similar agreements executed and closed under the Offering; provided, however, that in the event that such amendment, modification or waiver adversely affects the obligations or rights of any subscriber in a manner materially different than the other subscribers, such amendment shall also require the written consent of such subscriber.

IN WITNESS WHEREOF, the Corporation and Subscriber have duly executed the Agreement as of the date first written above.

Date:		Date:

ClearLight Biotechnologies, Inc. 428 Oakmead Parkway Sunnyvale, CA 94085		Name of Subscriber Address of Subscriber

Name:	Albert Hansen	Name:	[SUBSCRIBER]
Title:	President	Title:

Number of Shares of Common Stock Being Purchased (Common Stock Subscriber Shares):

Total Purchase Price: $______________

 [Subscription Agreement Signature Page]